Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2019

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, May 1, 2019 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2019 results:  Revenues in the first quarter 2019 were $37.8 million, compared to $35.3 million in the first quarter 2018, an increase of $2.5 million, or 7.1%.  Revenues from the Company’s Lime and Limestone Operations in the first quarter 2019 increased $2.8 million, or 7.9%, to $37.5 million from $34.7 million in the comparable 2018 quarter, while revenues from its Natural Gas Interests decreased $0.2 million, or 41.7%, to $0.3 million in the first quarter 2019, from $0.6 million in the first quarter 2018.

The increase in lime and limestone revenues in the first quarter 2019, compared to the first quarter 2018, resulted from increased demand, primarily from the Company’s construction customers, and a slight increase in average prices realized for the Company’s lime and limestone products.  Demand from construction customers in the comparable 2018 quarter was down due in part to the impact of inclement weather conditions in Texas during the 2018 period on construction projects.

Production volumes from the Company’s Natural Gas Interests in the first quarter 2019 totaled 118 thousand MCF, sold at an average price of $2.84 per MCF, compared to 130 thousand MCF, sold at an average price of $4.41 per MCF, in the comparable 2018 quarter.

The Company’s gross profit was $8.7 million in the first quarter 2019, compared to $7.0 million in the first quarter 2018, an increase of $1.7 million, or 23.5%.

Gross profit from the Company’s Lime and Limestone Operations was $8.7 million in the first quarter 2019, compared to $6.8 million in the first quarter 2018, an increase of $1.9 million, or 27.9%.    The increased gross profit from the Company’s Lime and Limestone Operations in the first quarter 2019, compared to the first quarter 2018, resulted primarily from the increased revenues discussed above.

Gross profit from the Company’s Natural Gas Interests was  $7 thousand in the first quarter 2019, compared to $244 thousand in the first quarter 2018, a decrease of $237 thousand, or 97.1%.  The decreased gross profit from the Company’s Natural Gas Interests in the first quarter 2019, compared to the first quarter 2018, resulted from the decrease in revenues discussed above.

Income tax expense was $1.3 million in the first quarter 2019, compared to $0.6 million in the first quarter 2018.  The first quarter 2018 income tax expense was reduced by research and development tax credits.

The Company reported net income of $5.1 million ($0.91 per share diluted) in the first quarter 2019, compared to $4.3 million ($0.76 per share diluted) in the first quarter 2018, an increase of $0.9 million, or 20.3%.

“During the  first quarter 2019, we were fortunate to have weather patterns in Texas return closer to historical norms, and our construction demand benefited accordingly,”  said Timothy W. Byrne, President and Chief Executive Officer.    “We are pleased to see early indications of modest price increases for our lime and limestone products in 2019, which has contributed to the improvement in our gross profit margins.  In the first quarter 2019, we applied heat to our new kiln at St. Clair and began testing lime production.  If testing remains on schedule, we anticipate producing consistent, commercially saleable quicklime in the second quarter,” added Mr. Byrne.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.135 (13.5 cents) per share on the Company’s common stock. This dividend is payable on June  14, 2019 to shareholders of record at the close of business on May  24, 2019.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle manufacturers and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
INCOME STATEMENTS

Revenues
Lime and limestone operations	$37,465	$34,714
Natural gas interests	334	573
Total	$37,799	$35,287

Gross profit
Lime and limestone operations	$8,686	$6,793
Natural gas interests	7	244
Total	$8,693	$7,037
Operating profit	$6,020	$4,536
Interest expense	62	62
Interest and other income, net	(492)	(353)
Income tax expense	1,322	565
Net income	$5,128	$4,262

Income per share of common stock:
Basic	$0.91	$0.76
Diluted	$0.91	$0.76
Weighted-average shares outstanding:
Basic	5,609	5,590
Diluted	5,615	5,598
Cash dividends per share of common stock	$0.135	$0.135

	March 31,	December 31,
	2019	2018
BALANCE SHEETS
Assets:
Current assets	$105,348	$101,358
Property, plant and equipment, net	145,187	142,764
Other assets, net	4,534	549
Total assets	$255,069	$244,671
Liabilities and Stockholders’ Equity:
Current liabilities	$9,877	$7,963
Deferred tax liabilities, net	13,601	12,365
Other liabilities	4,016	1,376
Stockholders’ equity	227,575	222,967
Total liabilities and stockholders’ equity	$255,069	$244,671

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